Exhibit 99.1

VILLAGEEDOCS

Financial Statements

For the Years December 31, 2005 and 2004
Together with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of VillageEDOCS

We have audited the accompanying consolidated balance sheet of VillageEDOCS and subsidiaries (the "Company") as of December 31, 2005, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two-year period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VillageEDOCS and subsidiaries at December 31, 2005, and the results of their operations and their cash flows for each of the years in the two-year period then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses and has a working capital deficit of $676,198.  These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 2.  The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

As discussed in Note 13 to the consolidated financial statements, the Company restated its 2004 consolidated financial statements.

/s/Corbin & Company, LLP
Irvine, California
April 14, 2006

VillageEDOCS and subsidiaries
Consolidated Balance Sheet
December 31, 2005

ASSETS
Current assets:
Cash	$762,051
Accounts receivable, net of allowance for doubtful
accounts of $63,000	1,021,239
Inventories, net	190,025
Other current assets	63,354
Total current assets	2,036,669

Property and equipment, net	370,214
Other assets	33,947
Goodwill	5,166,132
Other intangible assets, net	1,117,285
$8,724,247

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$308,689
Accrued expenses	1,021,349
Deferred revenue	1,032,829
Notes payable to related parties	150,000
Current portion of convertible notes payable to related parties.	200,000
Total current liabilities	2,712,867

Convertible notes and accrued interest payable to related parties,
net of unamortized debt discount of $26,909	332,500
Total liabilities	3,045,367

Commitments and contingencies

Stockholders' equity:
Series A Preferred stock, par value $0.001 per share:
Authorized, -- 48,000,000 shares
Issued and outstanding -- 13,500,000 shares	13,500
(liquidation preference of $675,000)
Common stock, no par value:
Authorized -- 400,000,000 shares
Issued and outstanding -- 99,167,526 shares	13,312,384
Additional paid-in capital	13,240,087
Accumulated deficit	(20,887,091)
Total stockholders' equity	5,678,880
$8,724,247

See accompanying notes to consolidated financial statements.

VillageEDOCS and subsidiaries
Consolidated Statements of Operations

	Years Ended December 31,
		2004
	2005	(Restated)
Net sales	$8,768,446	$6,014,269
Cost of sales	3,059,316	2,367,789
Gross profit	5,709,130	3,646,480
Operating expenses:
Product and technology
development	1,066,923	418,444
Sales and marketing	1,137,166	725,155
General and administrative	3,086,788	2,066,744
Depreciation and amortization	293,067	234,327
Total operating expenses	5,583,944	3,444,670
Income from operations	125,186	201,810

Other income	42,526	-
Other expense	(325,000)	-
Change in fair value of derivative liability	130,903	(241,336)
Interest expense, net of interest income	(8,074,489)	(725,987)
Loss before provision for
income taxes	(8,100,874)	(765,513)

Provision for income taxes	44,054	2,400
Net loss	$(8,144,928)	$(767,913)

Basic and diluted loss available to
common stockholders per common
share	$(0.10)	$(0.02)

Weighted average shares outstanding -
basic and diluted	82,728,108	35,321,760

See accompanying notes to consolidated financial statements.

VillageEDOCS and subsidiaries
Statements of Stockholders' Equity (Deficit)
For the Years Ended December 31, 2005 and 2004

	Series A
	Preferred Stock		Common Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Total
Balances, January 1, 2004 (restated)	-	-	31,135,525	$ 6,972,683	$ 1,997,962	$ (11,974,250)	$ (3,003,605)

Estimated fair value of common stock
issued in acquisition	-	-	4,400,000	440,000	-	-	440,000
Estimated fair value of common stock
issued as acquisition cost	-	-	352,000	35,200	-	-	35,200
Estimated fair value of common stock issued to
employees and non-employees for services	-	-	125,000	16,250	-	-	16,250
Common stock issued upon exercise of warrants	-	-	24,019	240	-	-	240
Estimated value of beneficial conversion
feature on new convertible notes payable (restated)	-	-	-	-	241,179	-	241,179
Estimated fair value of options granted to
non-employees for services	-	-	-	-	5,310	-	5,310

Net loss (restated)	-	-	-	-	-	(767,913)	(767,913)

Balances, December 31, 2004 (restated)	-	-	36,036,544	7,464,373	2,244,451	(12,742,163)	(3,033,339)

Estimated fair value of common stock issued
to employees as compensation	-	-	142,606	21,497	-	-	21,497
Estimated fair value of common stock
issued as acquisition cost	-	-	2,200,000	308,000	-	-	308,000
Estimated fair value of common stock issued in
connection with acquisition	-	-	110,000	15,400	-	-	15,400
Estimated fair value of common stock issued for
conversion of note payable principal and interest	-	-	57,480,030	5,397,345	-	-	5,397,345
Estimated fair value of common stock issued
in connection with consulting fees for services	-	-	50,000	7,500	-	-	7,500
Estimated fair value of common stock issued
as finders fees for debt conversion	-	-	648,346	95,769	-	-	95,769
Estimated fair value of warrants issued in
connection with the acquisition of Resolutions	-	-	-	-	2,100,000	-	2,100,000
Estimated fair value of additional beneficial
conversion feature on repriced convertible
notes payable	-	-	-	-	374,165	-	374,165
Estimated fair value of induced conversion	-	-	-	-	434,572	-	434,572
Conversion of notes payable to preferred stock	16,000,000	16,000	-	-	784,000	-	800,000
Conversion of preferred stock to common stock	(2,500,000)	(2,500)	2,500,000	2,500	-	-	-
Reclassification of warrant liability	-	-	-	-	7,302,899	-	7,302,899
Net loss			-	-	-	(8,144,928)	(8,144,928)
Balances, December 31, 2005	13,500,000	$13,500	99,167,526	$13,312,384	$ 13,240,087	$(20,887,091)	$ 5,678,880

See accompanying notes to consolidated financial
statements.

VillageEDOCS and subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2005 and 2004
	2005	2004
		(restated)
Cash Flows from Operating Activities:
Net loss	$(8,144,928)	$(767,913)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	293,067	234,327
Provision for doubtful accounts receivable	4,550	40,000
Estimated fair value of common stock issued for
services rendered	124,766	92,250
Estimated fair value of stock options issued for services	-	5,310
Estimated fair value of induced conversion	434,572	-
Amortization of debt issue costs	85,000	-
Amortization of beneficial conversion feature and
warrants issued with convertible notes	7,444,770	273,426
Change in fair value of derivative liability	(130,903)	241,336
Accrued interest on convertible notes	91,870	-
Changes in operating assets and liabilities, net of
effects of acquisitions:
Accounts receivable	(20,558)	(270,905)
Inventories	44,129	(35,608)
Other current assets	(45,148)	5,147
Other assets	(9,360)	-
Accounts payable	(147,635)	(119,329)
Accrued expenses and accrued interest	245,924	318,607
Deferred revenue	89,173	154,924
Net cash provided by operating activities	359,289	171,572
Cash Flows from Investing Activities:
Purchases of property and equipment	(23,159)	(90,710)
Additions to capitalized software development costs	(32,981)	-
Cash paid for acquisition of TBS, net of cash acquired	-	(1,389,444)
Cash paid for acquisition of Resolutions, net of cash acquired	(378,189)	-
Costs incurred for purchase of TBS	-	(180,216)
Costs incurred for purchase of Resolutions	(47,500)	-
Net cash used in investing activities	(481,829)	(1,660,370)
Cash Flows from Financing Activities:
Proceeds from notes payable to related parties	80,000	-
Proceeds from convertible notes payable, net of issuance
costs of $85,000	715,000	-
Proceeds from convertible notes payable to related parties	-	2,045,000
Payments on capital lease obligations	(4,963)	(14,055)
Principal payments on notes payable	(3,455)	(9,080)
Principal payments on convertible notes to related parties	(200,000)	-
Payments on notes payable to related parties	(160,000)	(140,000)
Proceeds from exercise of warrants	-	240
Net cash provided by financing activities	426,582	1,882,105
Net change in cash	304,042	393,307

Cash, beginning of period	458,009	64,702
Cash, end of period	$762,051	$458,009
Supplemental disclosure of cash flow information -
Cash paid during the period for:
Interest	$42,768	$39,341
Income taxes	$34,254	$800

	2005	2004
Supplemental Schedule of Noncash Investing and Financing Activities:

Issuance of common stock as acquisition cost	$323,400	$35,200
Issuance of notes payable in acquisition	$200,000	$2,100,000
Goodwill and other intangibles acquired in acquisition	$-	$2,547,077
Debt assumed in acquisition	$-	$151,302
Issuance of preferred stock on conversion of debt	$800,000	$-
Issuance of common stock on conversion of preferred	$2,500	$-
Reclassification of warrant liability	$7,302,899	$-
Estimated fair value of warrant liability	$800,000	$450,000
Issuance of common stock on conversion of debt
and accrued interest	$5,397,345	$-
Estimated fair value of common stock issued in connection
with acquisition	$-	$44,000
Estimated fair value of warrants issued in connection
with acquisition	$2,100,000	$44,000
Estimated fair value of debt discount in connection with
issuance of convertible note payable	$374,165	$718,799
Estimated fair value of deferred income tax liability in
connection with acqusition	$279,000	$-
See accompanying notes to consolidated financial statements.

VillageEDOCS and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2005 and 2004

1.               Background, Organization and Basis of Presentation

VillageEDOCS was incorporated in 1995 in Delaware and reincorporated in California in 1997. The Company has historically operated an electronic document delivery service marketed to organizations throughout the United States and internationally.  On February 17, 2004, the Company acquired Tailored Business Systems, Inc. ("TBS").  TBS provides various programming, processing and printing services to governmental entities, including installing software and hardware, printing services, and mailing of property tax forms.  On June 16, 2004, the holders of a majority of the voting capital stock of the Company voted to approve a Plan of Restructuring that included the reorganization of the Company's electronic document delivery business into a wholly owned subsidiary of the Company.  In connection with the reorganization, the Company formed MessageVision, Inc. ("MVI") on October 25, 2004.  Effective April 1, 2005, the Company acquired Phoenix Forms, Inc. dba Resolutions ("PFI" or "Resolutions").  Resolutions provides products for document management, document archiving, document imaging, imaging software, document scanning, e-mail archiving, document imaging software, and electronic forms.  The consolidated financial statements include the accounts of the Company and those of MVI, TBS and Resolutions, its wholly owned subsidiaries, since October 25, 2004, February 17, 2004, and April 1, 2005, respectively.  All significant inter-company transactions and balances have been eliminated in consolidation.

2.               Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses since inception.  The Company's losses are continuing and are expected to continue until such time as the Company is able to sufficiently expand its existing businesses or is able to consummate business combination transactions with other businesses whose profits are sufficient to offset any ongoing losses from operating the holding company that owns Resolutions, TBS and MVI.

The Company's success is dependent upon numerous items, certain of which are the successful growth of revenues from its products and services, its ability to obtain new customers in order to achieve levels of revenues adequate to support the Company's current and future cost structure, and its success in obtaining financing for equipment and operations, for which there is no assurance. Unanticipated problems, expenses, and delays are frequently encountered in establishing and maintaining profitable operations.  These include, but are not limited to, competition, the need to develop customer support capabilities and market expertise, setbacks in product development, technical difficulties, market acceptance and sales and marketing.  The failure of the Company to meet any of these conditions could have a materially adverse effect on the Company and may force the Company to reduce or curtail operations. No assurance can be given that the Company can achieve or maintain profitable operations.

The Company believes it will have adequate cash to sustain operations until it achieves sustained profitability.  However, until the Company has a history of maintaining revenue levels sufficient to support its operations and repay its working capital deficit, the Company may require additional financing. Sources of financing could include capital infusions, additional equity financing or debt offerings.  Although cash flows from operations have recently improved to a level sufficient to support operating expenses, should such cash flows decrease for any reason, management plans to obtain debt and equity financing from new and existing stockholders.  There can be no assurance that funding will be available on acceptable terms, if at all, or that such funds, if raised, would enable the Company to achieve or sustain profitable operations.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.  The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the classification of liabilities that might result from the outcome of these uncertainties.

3.               Summary of Significant Accounting Policies

a.      Segments of an Enterprise and Related Information

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires the Company to report information about segments of its business in annual financial statements and requires it to report selected segment information in its quarterly reports issued to stockholders. SFAS No. 131 also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. The Company's four reportable segments are managed separately based on fundamental differences in their operations. The Company operates in the following four reportable segments (see Note 12):

(a)  Electronic document delivery services,
(b)  Government accounting products and services,
(c)  Electronic forms, and
(d)  Corporate.

The Company evaluates performance and allocates resources based upon operating income. The accounting policies of the reportable segments are the same as those described in this summary of significant accounting policies.

b.     Concentration of Credit Risk

The Company extends credit to its customers and performs ongoing credit evaluations of such customers.  The Company does not obtain collateral to secure its accounts receivable.  The Company evaluates its accounts receivable on a regular basis for collectibility and provides for an allowance for potential credit losses as deemed necessary.  At December 31, 2005, the Company has recorded an allowance for doubtful accounts of $63,000.

No single customer accounted for 10% of total accounts receivable as of December 31, 2005.  No single customer accounted for more than 10% of total sales for 2005 or 2004.

c.      Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management are, among others, the realizability of accounts receivable, inventories, recoverability of long-lived assets, valuation of stock options, warrants, derivative liabilities, and deferred tax assets.   Actual results could differ from those estimates.

d.     Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years.  Equipment under capital lease obligations is depreciated over the shorter of the estimated useful life or the term of the lease.  Major betterments and renewals are capitalized, while routine repairs and maintenance are charged to expense when incurred.

e.      Revenue Recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," as revised by SAB No. 104.  As such, the Company recognizes revenue when persuasive evidence of an arrangement exists, title transfer has occurred, or services have been performed, the price is fixed or readily determinable and collectibility is probable.  Sales are recorded net of sales discounts.

The Company has adopted Statement of Position ("SOP") 97-2, "Software Revenue Recognition", as well as SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions."  The SOPs generally require revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair market values of each of the elements. The fair value of an element must be based on vendor-specific objective evidence ("VSOE") of fair value. Software license revenue generated by TBS and Resolutions allocated to a software product is recognized upon delivery of the product, or deferred and recognized in future periods to the extent that an arrangement includes one or more elements that are to be delivered at a future date and for which VSOE has not been established.  Maintenance and support revenue is recognized ratably over the maintenance term.  First-year maintenance typically is sold with the related software license and renewed on an annual basis thereafter. Estimated fair values of ongoing maintenance and support obligations are based on separate sales of renewals to other customers or upon renewal rates quoted in the contracts. For such arrangements with multiple obligations, the Company allocates revenue to each component of the arrangement based on the estimated fair value of the undelivered elements. Fair value of services, such as consulting or training, is based upon separate sales of these services. The Company at times may enter into multiple-customer contracts in which the Company allocates revenue based on the number of specified users at each customer, and recognizes revenue upon customer acceptance and satisfying the other applicable conditions of the above described accounting policy.

Services revenue is recognized as the service is performed assuming that sufficient evidence exists to estimate the fair value of the services.  Consulting and training services are billed based on contractual hourly rates and revenues are recognized as the services are performed. Consulting services primarily consist of implementation services related to the installation of the Company's products which do not require significant customization to or modification of the underlying software code.

Significant management judgments and estimates must be made in connection with determination of the revenue to be recognized in any accounting period. If the Company made different judgments or utilized different estimates for any period, material differences in the amount and timing of revenue recognized could result.

f.      Product and Technology Development

Product and technology development expense includes personnel costs relating to developing the features, content and functionality of MVI's internet-enabled fax services and web site, TBS's government accounting software, and Resolution's electronic form software.  Product and technology development costs are expensed as incurred.

g.     Advertising

The Company expenses all advertising costs as incurred.  Advertising costs were $100,055 and $62,049 for the years ended December 31, 2005 and 2004, respectively.

h.   Risks and Uncertainties

The Company operates in industries that are subject to intense competition, government regulation and rapid technological change.  The Company's operations are subject to significant risks and uncertainties including financial, operational, technological, regulatory and other risks associated with an operating business, including the potential risk of business failure.

i.    Fair Value of Financial Instruments

The carrying amount of certain of the Company's financial instruments as of December 31, 2005 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, accounts payable, accrued expenses and notes payable. The fair value of convertible notes payable to related parties is not determinable as the borrowings are with related parties.

j.  Loss per Share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive.  All potentially dilutive shares, 17,741,983 and 58,006,320 as of December 31, 2005 and 2004, respectively, have been excluded from dilutive loss per share, as their effect would be anti-dilutive for 2005 and 2004.

k.   Comprehensive Income

The Company has no items of comprehensive income.

l.    Web Site Development Costs

During the years ended December 31, 2005 and 2004, the Company did not capitalize any additional amounts related to its web site in accordance with the Emerging Issues Task Force ("EITF") Issue No. 00-2, "Accounting for Web Site Development Costs."  Web site development costs were amortized using the straight-line method over the estimated useful life of three years.  During the years ended December 31, 2005 and 2004, the Company recorded amortization of web site development costs of $7,319 and $35,889, respectively.

m.    Software Development Costs

The Company capitalizes software development costs pursuant to SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," after technological feasibility of the software is established, which is generally the completion of a working prototype and ends upon general release of the product to the Company's customers. All costs incurred in the research and development of new software and costs incurred prior to the establishment of technological feasibility are expensed as incurred. Capitalized costs consist of direct costs and allocated overhead associated with the development of the software products. Capitalized software development costs were $32,981 and $0 during the years ended December 31, 2005 and 2004, respectively. The Company acquired $70,000 in capitalized software development costs in connection with the acquisition of Resolutions (see Note 5).  Amortization of software development costs commences when the product becomes available for general release to customers and is computed based on the straight-line method over the software's estimated economic life of approximately three years.  Amortization of software development costs was $12,521 and $0 during the years ended December 31, 2005 and 2004, respectively.  The Company reviews the unamortized software development costs at each balance sheet date and, if necessary, will write down the balance to net realizable value if the unamortized costs exceed the net realizable value of the asset.

n.     Income Taxes

The Company accounts for income taxes in accordance with the asset and liability method for financial accounting and reporting purposes.  Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

o.     Stock-Based Compensation

The Company accounts for non-employee stock-based compensation under SFAS No. 123 "Accounting For Stock-Based Compensation."  SFAS No. 123 defines a fair value based method of accounting for stock-based compensation.  However, SFAS No. 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Under APB 25, compensation cost, if any, is recognized over the respective vesting period based on the difference, on the date of grant, between the fair value of the Company's common stock and the grant price. Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income (loss) and earnings (loss) per share, as if the fair value method of accounting defined in SFAS No. 123 had been applied.

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123(R)"), which is a revision of SFAS No. 123.  SFAS 123(R) supersedes APB 25 and amends SFAS No. 95, "Statement of Cash Flows."  Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123.  However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.  Pro forma disclosure is no longer an alternative.  The provisions of this statement are effective for the Company as of January 1, 2006.  The Company expects to adopt SFAS No. 123(R) in the first fiscal quarter of 2006.

SFAS No. 123(R) requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees.  SFAS No. 123(R) also establishes accounting requirements for measuring, recognizing and reporting share-based compensation, including income tax considerations.  Upon adoption of SFAS No. 123(R), the Company will be required to determine the transition method to be used at the date of adoption.  The allowed transition methods are the modified prospective application and the modified retrospective application.  Under the modified prospective application, the cost of new awards and awards modified, repurchased or cancelled after the required effective date and the portion of awards for which the requisite service has not been rendered (unvested awards) that are outstanding as of the required effective date will be recognized as the requisite service is rendered on or after the required effective date.  The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or pro forma disclosures under SFAS No. 123.  The modified retrospective application requires companies to record compensation expense for all unvested stock options and restricted stock beginning with the first disclosed period restated.  The Company plans to adopt SFAS No. 123(R) using the modified prospective application.

As permitted by SFAS No. 123, the Company currently accounts for share-based payments to employees using APB 25's intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options.  Accordingly, the adoption of SFAS No. 123(R)'s fair value method will have a negative impact on the Company's results of operations, although it will have no impact on its overall financial position.  The impact of adopting SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future.  However, had the Company adopted SFAS No. 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net loss and loss per share.  SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current accounting literature.  The requirement will reduce net operating cash flows and increase net financing cash flows in periods of adoption.

At December 31, 2005, the Company has two stock-based employee compensation plans.  The Company accounts for those plans under the recognition and measurement principles of APB 25, and related interpretations (see Note 7).  During the years ended December 31, 2005 and 2004, no stock-based employee compensation cost is reflected in the accompanying consolidated statements of operations, as all options granted under those plans had exercise prices equal to or greater than the market value of the underlying common stock on the date of grant.  The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

	Year ended December 31,
	2005	2004
		(restated)
	-----------------	-----------------
Net loss as reported	$(8,144,928)	$(767,913)

Deduct: Total stock-based employee
compensation expense under APB No. 25	--	--

Add: Total stock-based employee
compensation expense under fair value
based method for all awards, net of
related tax effects	(960,000)	(430,000)
	-----------------	-----------------
Pro forma net loss	$(9,104,928)	$(1,197,913)
	==========	==========
Basic and diluted loss per share - as
reported	$(0.10)	$(0.02)
	==========	==========
Basic and diluted loss per share - pro
forma	$(0.11)	$(0.03)
	==========	==========

All issuances of the Company's stock for non-cash consideration have been assigned a dollar amount equaling either the market value of the shares issued or the value of consideration received whichever is more readily determinable. The majority of the non-cash consideration received pertains to services rendered by consultants and others and has been valued at the market value of the shares issued. In certain issuances, the Company may discount the value assigned to the issued shares for illiquidity and restrictions on resale.

p.    Inventories

Inventory consists primarily of software licenses purchased for resale and is stated at the lower of cost or market.  Cost is determined on a first-in, first-out basis.  The Company periodically reviews its inventory quantities on hand and adjusts for excess and obsolete inventory based primarily on historical usage rates and its estimated forecast of product demand.  Actual demand may differ from the Company's estimates.  Once established, write-downs of inventory are considered permanent adjustments to the basis of the excess or obsolete inventory.

q.      Goodwill and Other Intangible Assets

Goodwill represents the excess of acquisition cost over the net assets acquired in a business combination and is not amortized in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets." The provisions of SFAS No. 142 require that the Company allocate its goodwill to its various reporting units, determine the carrying value of those businesses, and estimate the fair value of the reporting units so that a two-step goodwill impairment test can be performed.  In the first step of the goodwill impairment test, the fair value of each reporting unit is compared to its carrying value.  Management reviews, on an annual basis, the carrying value of goodwill in order to determine whether impairment has occurred.  Impairment is based on several factors including the Company's projection of future discounted operating cash flows. If an impairment of the carrying value were to be indicated by this review, the Company would perform the second step of the goodwill impairment test in order to determine the amount of goodwill impairment, if any.

The changes in the carrying amount of goodwill for the years ended December 31, 2005 and 2004 are as follows (see Notes 5 and 7):

Balance as of January 1, 2004	$--
Goodwill acquired during the year (restated)	2,051,306
Balance as of December 31, 2004 (as restated)	2,051,306
Goodwill adjustment related to additional TBS consideration	323,400
Goodwill acquired during the year	2,791,426
Balance as of December 31, 2005	$5,166,132

The Company performed an impairment test on goodwill as of December 31, 2005.  Based on its analysis as of December 31, 2005, the Company's management believes there is no impairment of its goodwill.  There can be no assurance, however, that market conditions will not change or demand for the Company's products or services will continue, which could result in impairment of goodwill in the future.

Identifiable intangibles acquired in connection with business acquisitions are recorded at their respective fair values (see Note 5).  Deferred income taxes have been recorded to the extent of differences between the fair value and the tax basis of the assets acquired and liabilities assumed.

r.   Beneficial Conversion Feature

The convertible features of convertible notes provides for a rate of conversion that is below market value (see Note 6). Such feature is normally characterized as a "beneficial conversion feature" ("BCF"). Pursuant to EITF No. 98-5 "Accounting For Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratio" and EITF No. 00-27,"Application of EITF Issue No. 98-5 To Certain Convertible Instruments," the relative fair values of the BCFs have been recorded as a discount from the face amount of the respective debt instrument. The Company is amortizing the discount using the effective interest method through maturity of such instruments. During 2005, in connection with the conversion of convertible promissory notes payable, the Company recorded the corresponding unamortized debt discount related to the BCF as interest expense when the related instruments were converted into the Company's stock.

s.    Long-Lived Assets

The Company's management assesses the recoverability of its long-lived assets by determining whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows.  The amount of long-lived asset impairment, if any, is measured based on fair value and is charged to operations in the period in which long-lived asset impairment is determined by management.  At December 31, 2005, the Company's management believes there is no impairment of its long-lived assets.  There can be no assurance, however, that market conditions will not change or demand for the Company's products and services will continue, which could result in impairment of long-lived assets in the future.

t.    Warranty Costs

The Company provides a limited 90 day warranty on certain products sold. Estimated future warranty obligations related to certain products and services are provided by charges to operations in the period in which the related revenue is recognized. As of December 31, 2005, management of the Company determined that a warranty reserve was not necessary.  In addition, the charges to expense during the years ended December 31, 2005 and 2004 was insignificant.

u.     New Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board ("FASB") issued SFAS No. 154 "Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement 3." This statement replaces Accounting Principles Board ("APB") Opinion No. 20 ("APB No. 20"), Accounting Changes, and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Reporting." APB No. 20 required that most voluntary changes in an accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 generally requires retrospective application to prior period's financial statements of changes in accounting principle. SFAS No. 154 is effective in the first reporting period beginning after December 15, 2005. The adoption of SFAS No. 154 did not have a material impact on the Company's consolidated financial condition or results of operations.

v.      Derivative Financial Instruments

In connection with the issuance of certain convertible notes payable (see Note 6), the terms of the notes payable provided for a conversion of the notes into shares of the Company's common stock at a rate which was determined to be variable. The Company determined that the variable conversion feature was an embedded derivative instrument pursuant to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. The accounting treatment of derivative financial instruments required that the Company record the derivatives and related warrants at their fair values as of the inception date of the note agreements and at fair value as of each subsequent balance sheet date. In addition, under the provisions of EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock," as a result of entering into the note agreements, the Company was required to classify all other non-employee warrants as derivative liabilities and record them at their fair values at each balance sheet date. Any change in fair value was recorded as non-operating, non-cash income or expense at each balance sheet date. If the fair value of the derivatives was higher at the subsequent balance sheet date, the Company recorded a non-operating, non-cash charge. If the fair value of the derivatives was lower at the subsequent balance sheet date, the Company recorded non-operating, non-cash income.

During the years ended December 31, 2005 and 2004, the Company recognized other income (expense) of $130,903 and ($241,336) related to recording the derivative liabilities at fair value. At December 31, 2005, there are no derivative liabilities since the related variable debt instruments were settled in full in fiscal 2005. At the settlement date, the remaining derivative liabilities with a value of $7,302,899 were reclassified to additional paid-in capital.

Warrant-related derivatives were valued using the Black-Scholes Option Pricing Model with the following assumptions during the years ended December 31, 2005 and 2004: dividend yield of 0%; average annual volatility of 209% (2005) and 180% (2004); and average risk free interest rates of 3.8% (2005) and 3.2% (2004).

w.    Other expense

Based on certain asserted claims of potential patent infringements, the Company recorded an estimated liability of $325,000, which has been included in accrued expenses in the accompanying consolidated balance sheet.

4.               Property and Equipment

            Property and equipment consist of the following as of December 31, 2005:

Equipment and software under capital leases	$32,590
Computer equipment	376,818
Furniture and equipment	293,367
Automobiles	118,611
Software	74,981
------------
896,367
Less-- accumulated depreciation	(526,153)
------------
$370,214
=======

Depreciation expense for property and equipment for 2005 and 2004 was $156,452 and $145,938, respectively.

5.               Acquisitions and Intangible Assets

TBS

On February 17, 2004, the Company purchased 100% of the issued and outstanding capital stock of TBS from Stephen A. Garner and James L. Campbell.

The Company purchased TBS with $1.5 million in cash, convertible secured promissory notes totaling $600,000, and up to 11 million restricted shares of the Company's common stock.   Payment of 4,400,000 (or 40%) of the shares were made at the closing, and payment of 6,600,000 (or 60%) of the shares is contingent upon TBS meeting certain net revenue goals in each of the first three fiscal years following the closing and, therefore, will take place over a three-year period.   During February 2005, the Company agreed to issue an additional 1,100,000 shares of its restricted common stock to each of Messrs. Campbell and Garner pursuant to the acquisition agreement.  The 4,400,000 shares of the Company's common stock issued at closing was valued at $0.10 per share, the average closing bid price of the Company's common stock for the thirty-day period ended February 16, 2004.   The additional 2,200,000 shares of the Company's common stock earned by Messrs. Campbell and Garner in February 2005 were valued at $0.14 per share (and recorded as additional purchase price), the closing bid price of the Company's common stock at February 17, 2005.

The acquisition has been accounted for using the purchase method of accounting. The Company funded the cash portion of the purchase price of TBS with the proceeds of a $1.7 million convertible secured promissory note offering subscribed to by Mr. and Mrs. Williams (see Note 6).

The terms of the purchase were the result of arms-length negotiations.  Neither of the TBS shareholders was previously affiliated with VillageEDOCS.

During 2004, the Company, in connection with the acquisition of TBS, incurred approximately $60,000 in consulting expenses to an unrelated third party (paid during February 2004 in a combination of cash and 220,000 shares of common stock issued in March 2004 valued at $0.10 per share), and $79,416 in other acquisition-related costs including, but not limited to, expenses incurred for legal, accounting, and travel.

The purchase price was determined as follows (as restated):

Cash	$1,500,000
Convertible secured promissory notes	600,000
Common stock (4,400,000 shares)	440,000
Acquisition costs (including 220,000 shares)	139,416
--------------------
$2,679,416
============

The following represents an allocation of the purchase price over the historical net book value of the acquired assets and liabilities of TBS as of February 17, 2004, the acquisition date (as restated):

Cash	$110,556
Accounts receivable	278,136
Inventories	18,546
Property and equipment	257,803
Other assets	11,109
Accounts payable and accrued expenses	(445,505)
Notes payable	(152,535)
-----------------
Net tangible assets acquired	78,110

Customer list	500,000
Trade name	50,000

Goodwill	2,051,306
-----------------
$2,679,416
==========

The goodwill from the acquisition of TBS was allocated one hundred percent to the government accounting products and services segment.

Resolutions

Effective April 1, 2005, VillageEDOCS purchased 100% of the issued and outstanding capital stock of Resolutions from its two shareholders, Alexander Riess and William Falcon.  The acquisition closed on April 15, 2005.

VillageEDOCS purchased Resolutions with two promissory notes in the aggregate amount of $200,000, payment in full at closing of an existing third-party promissory note in the amount of $432,000, and warrants to purchase an aggregate of 10,000,000 shares of VillageEDOCS' common stock at $0.15 per share.  The warrants were valued at $2,100,000 (estimated based on the Black Scholes option pricing model).

The warrants will vest at various amounts during the third, twelfth, twenty-fourth, and thirty-sixth months following the date of closing.

VillageEDOCS funded the requirement to pay the third-party promissory note from the proceeds of an $800,000 convertible promissory note (see Note 6).

The terms of the purchase were the result of arms-length negotiations.  Neither of the Resolutions shareholders was previously affiliated with VillageEDOCS, although Resolutions has been a customer for several years of the electronic document delivery service operated by VillageEDOCS' subsidiary, MessageVision, Inc.

Resolutions is headquartered in Suwanee, GA, a suburb of Atlanta.  Resolutions provides products for document management, document archiving, document imaging, imaging software, document scanning, e-mail archiving, document imaging software, and electronic forms.   Resolutions solutions are intended to help companies manage the entire life cycle of business critical information, whether it is to be printed, distributed, emailed, faxed, archived, imaged or retrieved and viewed on screen.  As a result of the acquisition, the Company expects to enhance and expand product offerings to the combined customer bases, integrate Resolutions technologies into MVI's service offerings, and take advantage of the increased scale and momentum expected to be provided by the acquisition.

Resolutions' suite of products include: R-Forms, for electronic forms design presentation and distribution; R-Fax, an enterprise fax solution for production, desktop, and broadcast faxing; R-Checks, a turnkey check printing solution; R-Output Manager, a report and multi-page document automation manager that delivers reports and electronic forms to recipients via print, email, fax, post-to-web or archive; and Redmap, a full function imaging and archiving solution.

In connection with the acquisition of Resolutions, the Company incurred $47,500 in acquisition-related costs including, but not limited to, expenses incurred for legal, accounting and travel.

The purchase price has been determined as follows:

Cash	$432,000
Promissory notes	200,000
Warrants to purchase 10,000,000 shares at $0.15 per share	2,100,000
Acquisition costs	47,500
----------------
$2,779,500
=========

The following represents an allocation of the purchase price over the fair value of the acquired assets and liabilities of Resolutions as of April 1, 2005, the effective date of the acquisition:

Cash	$53,811
Accounts receivable	297,742
Inventories	180,000
Property and equipment	153,040
Other	29,943
Accounts payable and accrued expenses	(1,133,562)
Notes payable	(30,000)
-----------------
Net tangible liabilities assumed	(449,026)

Identifiable intangibles:
Customer relationships	570,000
Software development	70,000
Trade name	50,000
Covenant not to compete	26,100
Deferred tax liability	(279,000)
Goodwill	2,791,426
-----------------
$2,779,500
=========

From the date of the acquisition, the Company has reported Resolutions' results of operations as a new segment, electronic forms.  The goodwill and other intangibles from the acquisition of Resolutions have been allocated entirely to the electronic forms segment.

The unaudited pro forma combined historical results, as if TBS and Resolutions had been acquired January 1, 2004 are estimated as follows:

	Year Ended	Year Ended
	December 31, 2005	December 31, 2004
Net sales	$9,233,938	$7,390,816
Net loss	$(8,831,239)	$(569,817)
Weighted average common
shares outstanding:
Basic and diluted	82,728,108	35,840,116
Loss per share:
Basic and diluted	$(0.11)	$(0.02)

The unaudited pro forma information has been prepared for comparative purposes only and does not purport to be indicative of what would have occurred had the acquisitions actually been made at such date, nor is it necessarily indicative of future operating results.

Potential Future Acquisition of GoSolutions, Inc.

On February 17, 2006, the Company and VEDO Merger Sub, Inc., a wholly owned subsidiary of the Company ("Merger Sub"), entered into a Merger Agreement (the "Merger Agreement") with GoSolutions, Inc. ("GoSolutions") and certain GoSolutions stockholders.  Pursuant to the Merger Agreement, upon the closing, GoSolutions and Merger Sub will merge with GoSolutions continuing as the surviving entity, and the GoSolutions stockholders will be entitled to receive merger consideration of an aggregate of 60,000,000 shares of the Company's common stock, subject to certain holdbacks and adjustments.

On April 7, 2006, the Company and the Merger Sub entered into an Amended Agreement and Plan of Reorganization (the "Amended Merger Agreement") with GoSolutions.  The purpose of the amendment was to extend to April 30, 2006 the date upon which all closing conditions must be satisfied or waived.  Pursuant to the Amended Merger Agreement, upon the closing, GoSolutions and Merger Sub will merge (the "Merger"), with GoSolutions continuing as the surviving entity, and the GoSolutions stockholders will be entitled to receive merger consideration of an aggregate of 60,000,000 shares of the Company's common stock, subject to certain holdbacks and adjustments.

The closing of the Merger is subject to customary closing conditions, including the approval of GoSolutions stockholders owning the requisite percentage of each series and class of GoSolutions capital stock necessary to adopt the Merger Agreement, as amended, and approve the Merger.  The Merger Agreement, as amended, contains certain termination rights for both the Company and GoSolutions.  The Company and GoSolutions have made customary representations, warranties and covenants in the Merger Agreement, as amended.

Stockholders representing 55% of GoSolutions' outstanding voting stock voted in favor of the Merger on February 27, 2006.  Stockholders representing 30% of GoSolutions' outstanding voting stock have indicated their intent to exercise their right to dissent to the Merger.  GoSolutions and the Company are in the process of completing certain pre-closing conditions as set forth in the Merger Agreement, as amended.  Accordingly, there can be no assurances that the Company will successfully complete this transaction.

Subsequent to the signing of the original Merger Agreement, the Company issued a Form 8-K dated March 28, 2006 for Item 4.02 - Non-Reliance from Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review to which reference is hereby made regarding adjustments to the financial statements resulting from the application of EITF 00-19 and SFAS No. 141, and certain other adjustments.  The adjustments required by the application of the above referenced accounting pronouncements are material to the Company's financial statements and require the Company to restate and reissue its annual report for the year ended December 31, 2004 as well as the quarterly reports for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005.  The Amended Merger Agreement contains certain termination rights for both the Company and GoSolutions.  The Company and GoSolutions have made customary representations, warranties and covenants in the Amended Merger Agreement.  In addition, the Company is considering amending its bylaws to provide for an increase in the size of its board of directors from five directors to nine directors.  In addition, its majority stockholders have indicated their intention to re-elect the current slate of directors for terms ranging from one to three years and to approve any amendments to the Company's bylaws that may be required to permit variable terms.

Due to the above factors, namely: (i) the GoSolutions dissenting shareholders, (ii) the restatement of our previously issued financial statements, and (iii) the pending proposals regarding our board of directors, the Company and GoSolutions are considering various options with respect to the current situation, including but not limited to, (a) seeking the written consent of a majority of the GoSolutions' shareholders to these changed events, facts and circumstances; or (b) amending the previous disclosure statement provided to GoSolutions' shareholders and noticing a special meeting of such shareholders to be held before April 30, 2006 to consider the proposed transactions as described in the Amended Merger Agreement and approving the transaction.

There is no assurance that the Merger with GoSolutions will be consummated in light of the above factors.  In addition, the Amended Merger Agreement contains termination rights for both the Company and GoSolutions.  The failure to close the Merger with GoSolutions will result in the Company incurring substantial transaction costs without consummating the Merger and will substantially reduce our anticipated revenues and financial performance in the foreseeable future.

Other Intangible Assets

Other intangible assets consist of the following as of December 31, 2005:

	Estimated Useful Life	Gross Carrying	Accumulated	Net Carrying
	(Years)	Amount	Amortization	Amount
TBS:
Customer list	Five	$500,000	$(93,750)	$406,250
Trade name	Ten	50,000	(18,750)	31,250
		550,000	(112,500)	437,500
Resolutions:
Customer relationships	Ten	570,000	(42,750)	527,250
Software development	Five	102,981	(12,521)	90,460
Trade name	Five	50,000	(7,500)	42,500
Covenant not to compete	Three	26,100	(6,525)	19,575
		749,081	(69,296)	679,785

Total other intangible assets		$1,299,081	$(181,796)	$1,117,285

During 2005 and 2004, amortization expense totaled $129,296 and $52,500, respectively.  The estimated amortization expense for the next five years is as follows:

Years Ending December 31,

2006	$150,000
2007	150,000
2008	145,000
2009	140,000
2010	115,000
$700,000

6.               Notes Payable, Shareholder Loans, and Convertible Notes Payable to Related Parties

Barron Partners, LP

On April 13, 2005, the Company issued a convertible note payable to Barron Partners, LP ("Barron") in the principal amount of $800,000 (the "Convertible Note") which was converted into 16,000,000 shares of the Company's Series A preferred stock on September 30, 2005.

In connection with the Convertible Note, the Company issued Barron a warrant ("Warrant A") to purchase up to 32,000,000 shares of its common stock at $0.10 per share (subject to adjustment, as defined).  Pursuant to the warrant agreement, the holder has the right to purchase preferred shares of the Company for a limited time, as defined.  In addition, the Company issued Barron a warrant ("Warrant B") to purchase up to 8,000,000 shares of its common stock at $0.25 per share (subject to adjustment, as defined).  Warrants A and B vested upon grant and are exercisable through April 2010.  The warrants contain certain cashless exercise and anti-dilution provisions, as defined.

In connection with the issuance of the Convertible Note, the Company recorded a debt discount of $800,000 and interest expense of $5,600,000 (based on accounting treatment proscribed under EITF 00-19 - see Note 3), related to the fair value of the warrants of $6,400,000.  The Company amortized the discount using the effective interest method through September 2005, at which time the Convertible Note was converted into 16,000,000 shares of Series A Preferred Stock (see Note 7).  During the period ended September 30, 2005, the Company amortized the entire amount of the debt discount and charged $800,000 to interest expense.

The Company and Barron entered into a Registration Rights Agreement pursuant to which the Company agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the securities underlying the convertible promissory note and the warrants within 60 days of April 13, 2005.  The Company satisfied that requirement by filing a registration statement on Form SB-2 on June 13, 2005.  The registration statement, as amended, was declared effective by the U.S. Securities and Exchange Commission on August 10, 2005.

The Convertible Note and Warrants A and B include provisions prohibiting the holder from converting the Convertible Note or exercising a warrant if, after such conversion or exercise, the holder and its affiliates would beneficially own more than 4.99% of the outstanding shares of Company's common stock.  This restriction (a) may be revoked upon sixty-one (61) days prior notice from the holder to the Company and (b) shall not apply in the event of a sale by the Company of substantially all of its assets, or a merger involving the Company or an underwritten public offering of the Company's common stock.

C. Alan and Joan P. Williams

During the year ended December 31, 2004, the Company borrowed $345,000 from C. Alan and Joan P. Williams and issued convertible promissory notes bearing interest at 10 percent per annum (the "Notes").   The Notes were secured by a security interest in all of the Company's assets.  The notes and accrued interest were due at the earlier of one of three events: 1) October 31, 2005; 2) acquisition of a controlling interest in the Company by a third party; or 3) the Company achieves equity financing of a minimum of $3,000,000.  In addition, the principal and accrued interest on the Notes were convertible into shares of the Company's common stock at a conversion price equal to the lower of $0.07 per share or the average of the Company's common stock closing bid price on the OTCBB, NASDAQ or other established securities exchange or market for the ten (10) consecutive trading days prior to the date Mr. or Mrs. Williams delivered written notice of his or her conversion election to the Company.  The Company recorded a BCF of $241,180 in connection with the conversion feature of the notes payable during 2004, and amortized $101,725 to interest expense in the accompanying statement of operations during 2004.   During 2005, all of these notes were converted to common stock (see Note 7).

On February 17, 2004, the Company borrowed $1,700,000 from C. Alan and Joan P. Williams and issued a convertible promissory note, bearing interest at 10 percent per annum.  The note and accrued interest are due at the earlier of one of three events: 1) October 31, 2007; 2) acquisition of a controlling interest in the Company by a third party; or 3) the Company achieves equity financing of a minimum of $3,000,000.  If the Company is acquired, the principal and accrued interest on the note are convertible into shares of the Company's common stock at the lower of $2.50 per share or the price paid per share by the acquirer.  In addition, the principal and accrued interest on the note were convertible into shares of the Company's common stock at a conversion price equal to eighty five percent (85%) of the average of the Company's common stock closing bid price on the OTCBB, NASDAQ or other established securities exchange or market for the ten (10) consecutive trading days prior to the date Mr. and Mrs. Williams deliver written notice of their conversion election to the Company.  As an incentive for Mr. and Mrs. Williams to provide the loan, the Company agreed to issue them a warrant to purchase 5,000,000 shares of the Company's restricted common stock at $0.10 per share exercisable until February 17, 2009.  In connection with the issuance of the note, the Company recorded a debt discount of $730,000, consisting of an embedded put option of $280,000 and the fair value of the warrant of $450,000, which were recorded as derivative liabilities upon note issuance.  The Company is amortizing the discount using the effective interest method through October 31, 2007.  Effective April 14, 2005, pursuant to an amendment to the note, the conversion price was fixed at $0.14 per share, which resulted in an additional BCF of $241,427 due to the modification and repricing of the conversion price.

On February 10, 2005, the Company received notice from C. Alan Williams and Joan P. Williams, a related party, of their intent to convert $3,682,609 in previously issued convertible secured promissory notes payable and accrued interest thereon to 40,332,669 shares of the Company's restricted common stock.  Per the terms of the convertible secured promissory notes, the conversion price with respect to $1,939,652 in principal and interest was $0.07 per share.  The conversion price with respect to $853,091 in principal and interest was $0.1275 per common share, which was eighty-five percent of the average of the Company's common stock closing bid price on the Over-The-Counter Bulletin Board for the ten consecutive trading days prior to February 10, 2005.  The conversion price with respect to $889,866 in principal and interest was $0.15 per share, which was the average of the Company's common stock closing bid price on the Over-The-Counter Bulletin Board for the ten consecutive trading days prior to February 10, 2005.

On June 30, 2005, the Company accepted notices from a group of 18 holders of an aggregate of $715,000 in convertible secured promissory notes payable (the "Note Holders") of their intent to convert the entire amount of outstanding principal on their notes to an aggregate of 7,150,000 shares of VillageEDOCS' restricted common stock at $0.10 per share.  The shares were issued on June 30, 2005.  The Note Holders had previously purchased their notes from C. Alan and Joan P. Williams during June 2005.  The Company and the Note Holders subsequently executed agreements to amend the terms of the notes to reduce the conversion price to $0.10 per share from $0.14 per share subject to the notes being converted to common stock within 30 days of the date of the amendment.  The amendment to the conversion price was recorded as an inducement, and accordingly, the Company recorded additional interest expense of $333,858 at the time of conversion.  In addition, in connection with the repricing, the Company recorded additional debt discount of $87,190 related to BCF, which was immediately recorded as interest expense upon conversion.

On June 30, 2005, in connection with the conversion of the notes, the Company issued an aggregate of 500,010 shares of its restricted common stock to five individuals as finders fees.  The 500,010 shares were valued at $0.15 per share (fair value on date of issuance) and recorded as interest expense in the accompanying statement of operations.

On September 30, 2005, the Company accepted notices from a group of seven holders of an aggregate of $220,000 in convertible secured promissory notes payable of their intent to convert the entire amount of outstanding principal on their notes to an aggregate of 2,200,000 shares of VillageEDOCS' restricted common stock at $0.10 per share.   The shares were issued on September 30, 2005.  The note holders had previously purchased their notes from C. Alan and Joan P. Williams during August and September 2005.  The Company and the note holders subsequently executed agreements to amend the terms of the notes to reduce the conversion price to $0.10 per share from $0.14 per share subject to the notes being converted to common stock within 30 days of the date of the amendment.  The amendment to the conversion price was recorded as an inducement, and accordingly, the Company recorded additional interest expense of $100,714 at the time of conversion.  In addition, in connection with the repricing, the Company recorded additional debt discount of $45,548 related to BCF, which was immediately recorded as interest expense upon conversion.

On September 30, 2005, in connection with the conversion of the notes, the Company issued an aggregate of 148,336 shares of its restricted common stock to five individuals as finder's fees.  The 148,336 shares were valued at $0.14 per share (fair value on date of issuance) and recorded as interest expense in the accompanying statement of operations.

During 2005, $1,844,770 of interest expense was recognized in the accompanying consolidated statement of operations in connection with amortization of the debt discount.

Pursuant to the terms of the original notes held by the Williams, the shares of common stock underlying the notes were subject to piggyback registration rights.  The registration right was transferred to the note nolders along with the conversion right when they purchased the notes from the Williams.

At December 31, 2005, the amount owed by the Company to the Williams pursuant to the unpaid balance of the convertible promissory note payable was $65,000 in principal and $94,411 in unpaid interest.

James Townsend

On June 3, 2005, James Townsend, a holder of $779,736 in convertible secured promissory notes payable and accrued interest thereon, exercised the right to convert the entire amount of outstanding principal and interest on his notes to 7,797,361 shares of VillageEDOCS' restricted common stock at a price of $0.10 per share.

James L. Campbell and Stephen A. Garner

In connection with the acquisition of TBS, the Company issued a $300,000 convertible promissory note to Stephen A. Garner and a $300,000 convertible promissory note to James L. Campbell (the "TBS Notes").  Each of the TBS Notes bears interest at 5 percent per annum and is due and payable in three equal annual installments of $100,000, with the first installment paid in February 2005, the second installment paid in March 2006 and one additional installment due on February 17, 2007.  The TBS Notes are secured by a Stock Pledge Agreement and a Security Agreement.  In addition, Messrs. Garner and Campbell have the right to convert the balance of unpaid principal and interest of the TBS Notes into shares of the Company's common stock at the rate of 9.8 shares of common stock for each $1.00 of principal and interest to be converted.

In connection with the acquisition of TBS, the Company assumed promissory notes in the aggregate amount of $140,000 to Stephen A. Garner and James L. Campbell.  The notes bore interest at 8 percent per annum and were paid in full before December 31, 2004.

Alexander Riess and William Falcon

In connection with the acquisition of Resolutions, the Company issued promissory notes in the amount of $120,000 and $80,000 to Alexander Riess and William Falcon, respectively.  The notes bear interest at 5% per annum and are due in ten monthly installments, payment of which is subject to certain conditions including availability of sufficient positive cash flow from the operations of Resolutions following the acquisition.  As of December 31, 2005, the Company had paid $160,000 in principal and $4,433 of interest due pursuant to the promissory notes.  As of February 28, 2006, all amounts due pursuant to the promissory notes had been paid by the Company.

Also in connection with the acquisition on Resolutions, Messrs. Riess and Falcon have loaned the Company $48,000 and $32,000, respectively, as of December 31, 2005.  As of February 28, 2006, the aggregate balance of these shareholder loans was $100,000.  Subject to the acquisition agreement, the Company will repay the principal amount of the loans together with accrued interest at a rate of 7.5 percent per annum over a ten-month period commencing March 1, 2006.

At December 31, 2005, the balance of these related party notes (incuding the $30,000 in notes payable assumed in the acquisition of Resolutions) was $150,000.

Interest expense recognized on all the notes payable and convertible notes payable to related parties was $8,095,067 and $663,623 during the years ended December 31, 2005 and 2004, respectively.

Convertible notes payable and accrued interest payable to related parties consists of the following at December 31, 2005:

Convertible note payable and accrued interest to Williams (net of debt discount of $26,909)	$132,502
Convertible notes payable to former TBS shareholders	400,000
532,502
Less: current portion	(200,000)
$332,500

Future minimum principal payments pursuant to the above long term debt agreements are as follows:

Years ending December 31,
2006	$200,000
2007	265,000
465,000
Add: accrued interest	94,411
Less: debt discount	(26,909)
$532,502

7.               Stockholders' Equity (Deficit)

a.       Preferred Stock

On May 20, 2005, stockholders holding shares representing 74% of the votes entitled to be cast at a meeting of the Company's stockholders consented in writing to a proposal to amend the Company's articles of incorporation to create and establish a series of preferred stock of the Company in connection with a private placement of the Company's $800,000 convertible promissory note. The amendment authorized 48,000,000 shares of Series A Convertible Preferred Stock, par value $0.001 ("Series A Preferred Stock").  Each share of Series A Preferred Stock shall be convertible into one share of Common Stock.  Series A Preferred Stock will be immediately convertible into common stock, however, the Company is prohibited from effecting any conversion of the Series A Preferred Stock, and the holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that after giving effect to such conversion, the holder (together with the holder's affiliates) would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the conversion.  The foregoing restriction may be waived (a) upon sixty-one days prior notice from the holder to the Company and (b) shall not apply in the event of a sale of substantially all of the assets or securities of the Company, a merger involving the corporation or an underwritten public offering of the Company's common stock.  No dividends shall be payable with respect to the Series A Preferred Stock.  The Series A Preferred Stock shall have no voting rights, except with respect to changes in the powers, preferences or rights of the Preferred Stock.   The liquidation preference of the Series A Preferred Stock is equal to $0.05 per share (the "Liquidation Value").  Upon liquidation of the Company, holders of Series A Preferred Shares will be paid the Liquidation Value prior to distribution of any amounts to holders of our common stock.

On September 30, 2005, the Company accepted a notice from Barron Partners, LP of its intent to convert the entire amount of an $800,000 convertible promissory note to 16,000,000 shares of the Company's Series A Preferred Stock at $0.05 per share.  The shares were issued on September 30, 2005.

On October 21, 2005, the Company accepted a notice from Barron Partners, LP of its intent to convert 2,500,000 shares of the Company's Series A Preferred Stock into 2,500,000 shares of the Company's common stock.  The shares of common stock were issued on October 24, 2005.

On March 8, 2006, the Company accepted a notice from Barron Partners LP of its intent to convert an additional 2,500,000 shares of the Company's Series A Preferred Stock into 2,500,000 shares of the Company's common stock.  The shares of common stock were issued on March 8, 2006

b.       Common Stock

On May 20, 2005, stockholders holding shares representing 74% of the votes entitled to be cast at a meeting of the Company's stockholders consented in writing to a proposal to amend the Company's articles of incorporation to increase the number of authorized shares of the Company's common stock from 175,000,000 to 250,000,000, no stated par value per share.

On January 9, 2006, the Company filed a Certificate of Amendment of Articles of Incorporation with the Secretary of State of the State of California in order to increase the authorized number of shares of common stock of the Company from 250,000,000 to 400,000,000. The shareholders holding shares representing 70% of the votes entitled to be cast at a meeting of the Company's stockholders consented in writing to the proposed actions.  The Company's Board of Directors approved these actions on December 6, 2005 and recommended that the Articles of Incorporation and the Incentive Plan be amended to reflect the above action.  The Secretary of State accepted the Certificate of Amendment on January 19, 2006 with an effective date of January 9, 2006.

During February 2005 and in connection with the conversion of $3,682,609 in principal and accrued interest on secured promissory notes, the Company agreed to issue an aggregate of 40,332,669 shares of its restricted common stock to C. Alan Williams and Joan P. Williams, a related party (see Note 6).

During February 2005 and in connection with the acquisition of TBS, the Company agreed to issue 1,100,000 shares of its restricted common stock to each of James L. Campbell and Stephen A. Garner, pursuant to the acquisition agreement.  The shares were valued at $0.14 per share (the estimated fair value on the date that the shares were earned) and recorded as additional consideration of the purchase.

During February 2005 and in connection with the acquisition of TBS, the Company agreed to issue 66,000 shares of its restricted common stock to H. Jay Hill, who is an officer and director of the Company, as a finder's fee.  The shares were valued at $0.14 per share (the estimated fair value on the date that the shares were earned) and recorded as compensation expense in the accompanying statement of operations.

During February 2005 and in connection with the acquisition of TBS, the Company agreed to issue 110,000 shares of its restricted common stock to a non-affiliate pursuant to a finder's fee agreement.  The shares were valued at $0.14 per share (the estimated fair value on the date that the shares were earned) and recorded as additional consideration of the purchase.

On April 15, 2005 and in connection with the acquisition of Resolutions, the Company agreed to issue 76,606 shares of restricted common stock to K. Mason Conner as a finder's fee.  The shares were valued at $12,257 (estimated fair value based on the closing price of the Company's common stock on the date earned) and recorded as compensation expense in the accompanying statement of operations.

On June 3, 2005, James Townsend, a holder of $779,736 in convertible secured promissory notes payable and accrued interest thereon exercised the right to convert the entire amount of outstanding principal and interest on his notes to 7,797,361 shares of VillageEDOCS' restricted common stock at a price of $0.10 per share.

On June 30, 2005, the Company accepted notices from a group of 18 holders of an aggregate of $715,000 of convertible secured promissory notes payable (the "Note Holders") of their intent to convert the entire amount of outstanding principal on their notes to an aggregate of 7,150,000 shares of VillageEDOCS' restricted common stock at $0.10 per share (see Note 6).

On June 30, 2005 and in connection with the conversion of the notes, the Company issued an aggregate of 500,010 shares of its restricted common stock to 5 individuals as finder's fees.  The 500,010 shares were valued at $0.15 per share (fair value on date of issuance) and recorded as additional interest expense in the accompanying statement of operations.

On June 30, 2005, the Company issued 50,000 shares of common stock to a consultant for services.  The shares were valued at $0.15 per share (fair value on date of issuance) and the Company recorded $7,500 of consulting expense in accordance with the nature of the services provided.

On September 30, 2005, the Company accepted notices from a group of 7 holders of an aggregate of $220,000 in convertible secured promissory notes payable of their intent to convert the entire amount of outstanding principal on their notes to an aggregate of 2,200,000 shares of VillageEDOCS' restricted common stock at $0.10 per share (see Note 6).

On September 30, 2005 and in connection with the conversion of the notes, the Company issued an aggregate of 148,336 shares of its restricted common stock to five individuals as finders fees.  The 148,336 shares were valued at $0.14 per share (fair value on date of issuance) and recorded such amount as additional interest expense in the accompanying statement of operations.

c.      Stock Options

The Company has adopted an equity incentive plan (the "2002 Plan") that authorizes the issuance of options to acquire up to 60,000,000 shares of common stock, as amended, to employees and certain outside consultants.   The 2002 Plan allows for the issuance of either non-qualified or, subject to stockholder approval, incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term.  Under the 2002 Plan, the exercise price of each option shall not be less than fair market value on the date the option is granted.  The number of options under the 2002 Plan available for grant at December 31, 2005 was 35,725,532.

During 2004, the Company granted to its employees options to purchase shares of its common stock under the 2002 Plan as follows:  5,150,000 shares at $0.15 per share, 150,000 shares at $0.17 per share, 2,990,000 shares at $0.18 per share, 10,000 shares at $0.1875 per share, 25,000 shares at $0.19 per share, 35,000 shares at $0.20 per share.   All options were issued above or at the fair market value on the dates of grant and vest on various dates from the date of grant through October 2009.

During 2004, 1,362,286 options under the 2002 Plan and 154,635 other options were cancelled due to their expiration or the termination of employment.

During 2005, the Company granted to its employees options to purchase shares of its common stock under the 2002 Plan as follows:  4,250,000 shares at $0.16 per share, 3,906,000 shares at $0.18 per share, and 100,000 shares at $0.1875 per share.   All options were issued above or at the fair market value on the dates of grant and vest on various dates from the date of grant through October 2010.

During 2005, 1,165,000 options under the 2002 Plan were cancelled due to their expiration or the termination of employment.

During 1997, the Board of Directors of the Company adopted a stock option plan (the "1997 Plan") that authorizes the issuance of options to acquire up to 5,000,000 shares of common stock to employees and certain outside consultants.  The 1997 Plan allows for the issuance of either non-qualified or incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term.  Under the 1997 Plan, the exercise price of each option shall not be less than 85 percent of fair market value on the date the option is granted.  The number of options under the 1997 Plan available for grant at December 31, 2005 and 2004 was 2,089,798.

Stock option activity for the years ended December 31, 2005 and 2004 is as follows:

		Weighted Average
	Number	Exercise Price
	of Options	Per Share
Outstanding at January 1, 2004	13,250,591	$0.37
Granted	8,360,000	0.16
Exercised	-	-
Canceled	(1,516,921)	0.30
Outstanding at December 31, 2004	20,093,670	0.37
Granted	8,256,000	0.17
Exercised	-	-
Canceled	(1,165,000)	0.18

Outstanding at December 31, 2005	27,184,670	$0.22

Exercisable at December 31, 2005	21,603,718	$0.26

Weighted average fair value of options granted	2004	$0.07
	2005	$0.17

The following summarizes information about stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
Range of	Number of	Remaining	Average	Number of	Average
Exercise	Shares	Contractual	Exercise	Shares	Exercise
Prices	Outstanding	Life (Years)	Price	Exercisable	Price

$0.10 - $0.25	26,234,511	4.8	$ 0.17	20,710,187	$ 0.17
$1.00	50,000	3.1	1.00	50,000	1.00
$2.50	900,159	4.5	2.50	840,531	2.50
	27,184,670		$ 0.22	21,603,718	$ 0.26

The fair value of each option granted during 2005 and 2004 is estimated using the Black-Scholes option pricing model on the date of grant using the following assumptions: (i) no dividend yield, (ii) average volatility of 209 percent and 180 percent, respectively, (iii) weighted average risk free interest rate of approximately 3.8 percent and 3.2 percent, respectively, and (iv) average expected life of 5.3 years.

The Black-Scholes option valuation method was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable.  In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.  Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

c.   Warrants

From time to time, the Company issues warrants pursuant to various consulting and third party agreements.

In connection with the Convertible Note, the Company issued Barron a warrant ("Warrant A") to purchase up to 32,000,000 shares of its common stock at $0.10 per share (subject to adjustment, as defined).  Pursuant to the warrant agreement, the holder has the right to purchase shares of the Company's preferred stock for a limited time, as defined.  In addition, the Company issued Barron a warrant ("Warrant B") to purchase up to 8,000,000 shares of its common stock at $0.25 per share (subject to adjustment, as defined) (see Note 6).  The warrants were valued using the Black-Scholes option pricing model and were valued at $6,400,000.  Warrants A and B vested upon grant and are exercisable through April 2010.  The warrants contain certain cashless exercise and anti-dilution provisions, as defined.

The Company and Barron entered into a Registration Rights Agreement pursuant to which the Company agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the securities underlying the convertible promissory note and the warrants within 60 days of April 13, 2005.  The Company satisfied that requirement by filing a registration statement on Form SB-2 on June 13, 2005.  The registration statement, as amended, was declared effective by the U.S. Securities and Exchange Commission on August 10, 2005.

On April 15, 2005 and in connection with the acquisition of PFI, the Company issued warrants to purchase an aggregate of 10,000,000 shares of VillageEDOCS' common stock at $0.15 per share.  The warrants were valued at $2,100,000 (estimated based on the Black Scholes option pricing model) and included as consideration in the purchase price, and will vest at various amounts during the third, twelfth, twenty-fourth, and thirty-sixth months following the date of closing.

On April 15, 2005 and in connection with the acquisition of PFI, the Company agreed to issue warrants to purchase an aggregate of 200,000 and 350,000 shares of VillageEDOCS' common stock at $0.15 per share to K. Mason Conner and H. Jay Hill, respectively, as a finder's fee.  Messrs. Conner and Hill are directors and executive officers of the Company.  The warrants were valued at $105,000 (based on the Black Scholes option pricing model) and recorded against additional paid in capital based on the nature of the employee stock-based compensation.

During the year ended December 31, 2004, warrants to purchase 24,019 shares of the Company's common stock at $0.01 per share were exercised for cash, and warrants to purchase 49,256 shares of the common stock of the Company expired unexercised and were cancelled.

The following represents a summary of the warrants outstanding for the years ended December 31, 2005 and 2004:

		Weighted Average
	Number	Exercise Price
	of Warrants	Per Share
Outstanding at January 1, 2004	89,275	$1.83
Granted	5,000,000	0.10
Exercised	(24,019)	0.01
Expired/Forfeited	(49,256)	2.50
Balance at December 31, 2004	5,016,000	$0.10
Granted	50,550,000	0.13
Exercised	-	-
Expired/Forfeited	-	-
Balance at December 31, 2005	55,566,000	$0.13

Weighted average fair value of warrants granted:
2005	$0.09
2004	$0.09

The following summarizes information about warrants outstanding at December 31, 2005:

	Warrants Outstanding and Exercisable
		Weighted
		Average	Weighted
	Number of	Remaining	Average
Exercise	Shares	Contractual	Exercise
Price	Outstanding	Life (Years)	Price

$0.10	37,000,000	4.1	$ 0.10
$0.15	10,550,000	9.3	$ 0.15
$0.18 - $0.25	8,016,000	4.3	$ 0.25

	55,566,000		$ 0.13

8.               Income Taxes

At December 31, 2005, the Company had approximately $20,401,000 and $14,155,000, respectively, of federal and state net operating loss carryforwards for tax reporting purposes available to offset future taxable income; federal and state net operating loss carryforwards expire through 2025 and 2012, respectively. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50 percent over a three-year period. At December 31, 2005, the effect of such limitation, if imposed, has not been determined.

Deferred tax assets consist primarily of the tax effect of net operating loss carryforwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding realizability.  The valuation allowance increased approximately $3,029,000 and $90,000 during the years ended December 31, 2005 and 2004, respectively.

Deferred tax assets consist of the following at December 31, 2005:

Deferred tax assets:
Net operating loss carryforwards	$7,762,000
Less valuation allowance	(7,762,000)
----------------
$-
=========

A reconciliation of income taxes computed at the federal statutory rate of 34% to the provision for income taxes is as follows for the years ended December 31:

	2005	2004
	---------------	---------------
Computed benefit at federal statutory rate	$(2,754,000)	$(133,000)
State income tax benefit, net of federal effect	(473,000)	(23,000)
Increase in valuation allowance	3,029,000	90,000
Other	242,054	68,400
	----------------	----------------
	$44,054	$2,400
	=========	=========

9.               Loss per Share

Basic and diluted loss per common share is computed as follows for the years ended December 31:

		2004
	2005	(restated)
	--------------	--------------
Numerator for basic and diluted loss per common share:
Net loss available to common stockholders	$(8,144,928)	$(767,913)
	=========	=========

Denominator for basic and diluted loss per common share:

Weighted average common shares outstanding	82,728,108	35,321,760
	========	=========
Net loss per common share available to common stockholders

Net loss per share	$(0.10)	$(0.02)
	========	=========

10.            Commitments and Contingencies

a.      Leases

The Company leases certain property and equipment under operating lease agreements (including a related party lease - see Note 11) which expire on various dates through 2010 and provide for monthly lease payments ranging from $28 to $7,505.

Future annual minimum payments under noncancelable operating leases is as follows:

	Operating Leases
	Related Party	Other	Total

2006	$ 74,000	$ 255,000	$ 329,000
2007	74,000	152,000	226,000
2008	74,000	42,000	116,000
2009	7,000	23,000	30,000
2010	-	1,000	1,000
Total	$ 229,000	$ 473,000	$ 702,000

Rent expense for the years ended December 31, 2005 and 2004 was $242,142 (including $74,400 of related party rent) and $237,235 (including $54,650 of related party rent), respectively.

b.     Litigation

The Company is, from time to time, involved in various legal and other proceedings which arise in the ordinary course of operating its business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the consolidated financial position or results of operations of the Company, other than the effects of the asserted claim discussed in Note 3.

c.      Consulting and Employee Agreements

The Company has entered into a variety of consulting and employee agreements for services to be provided to the Company in the ordinary course of business.  These agreements call for minimum salary levels and/or option grants and/or common share issuances and various payments upon performance of services and/or termination of the agreements (except for cause).

d.     Indemnities and Guarantees

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions.  The Company indemnifies its directors, officers, employees and agents to the maximum extent permitted under the laws of the State of California and the State of Georgia.  These indemnities include certain agreements with the Company's officers under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship.  In connection with its facility leases, the Company has indemnified its lessors for certain claims arising from the use of the facilities.  In connection with the Company's acquisition of TBS, the parties have agreed to indemnify each other from claims relating to the acquisition agreement to a maximum of $1,500,000 except in the event of fraud, willful misconduct, or breaches of certain representations and warranties contained in the agreement.  In connection with the Company's acquisition of Resolutions, the parties have agreed to indemnify each other from claims relating to the acquisition agreement.  The duration of these indemnities and guarantees varies and, in certain cases, is indefinite.  The majority of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make.  Historically, the Company has not been obligated to make significant payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying consolidated balance sheet.

11.            Related Party Transactions

The Company has borrowed significantly from related parties, issued a significant number of options and warrants to related parties, and issued a significant number of shares of its common stock to related parties upon conversion of convertible promissory notes payable as described more fully in Notes 6 and 7.

TBS has a related party operating lease with Perimeter Center Partners for the rental of the land and building occupied by TBS.  The lease commenced on February 1, 2004 and has a term of five years, with monthly payments of $6,200.  The Company has executed a Guaranty with respect to the lease.  Perimeter Center Partners is owned by Stephen A. Garner and James L. Campbell, who are significant employees of the Company and the former owners of TBS.

During February 2005 and in connection with the acquisition of TBS, the Company agreed to issue 1,100,000 shares of its restricted common stock to each of James L. Campbell and Stephen A. Garner pursuant to the acquisition agreement (see Note 7).

During February 2005 and in connection with the acquisition of TBS, the Company agreed to issue 66,000 shares of its restricted common stock to H. Jay Hill, who is an officer and director of the Company, pursuant to Mr. Hill's employment agreement (see Note 7).

On April 15, 2005 and in connection with the acquisition of PFI, the Company issued warrants to purchase an aggregate of 10,000,000 shares of VillageEDOCS' common stock at $0.15 per share.  The warrants were valued at $2,100,000 (estimated based on the Black Scholes option pricing model) and will vest at various amounts during the third, twelfth, twenty-fourth, and thirty-sixth months following the date of closing.

On April 15, 2005 and in connection with the acquisition of PFI, the Company agreed to issue warrants to purchase an aggregate of 200,000 and 350,000 shares of VillageEDOCS' common stock at $0.15 per share to K. Mason Conner and H. Jay Hill, respectively, as a finder's fee.  Messrs. Conner and Hill are directors and executive officers of the Company.  The warrants were valued at $105,000 (based on the Black Scholes option pricing model).

On April 15, 2005 and in connection with the acquisition of Resolutions, the Company agreed to issue 76,606 shares of restricted common stock to K. Mason Conner as a finder's fee.  The shares were valued at $12,257 (estimated fair value based on the closing price of the Company's common stock on the date earned).

12.            Segment Reporting

The Company's operations are classified into four principal reportable segments that provide different products or services.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.  The Company operates in the following four reportable segments:

(a)  Electronic document delivery services
(b)  Government accounting products and services
(c)  Electronic document management /e-forms
(d)  Corporate

The Company evaluates performance and allocates resources based upon operating income.  The accounting policies of the reportable segments are the same as those described in the summary of accounting policies.  Inter-segment sales are eliminated upon consolidation.

The following table summarizes segment asset and operating balances by reportable segment, has been prepared in accordance with the internal accounting policies, and may not be presented in accordance with generally accepted accounting principles:

	Year ended /	Year ended
	As of	December 31, 2004
	December 31, 2005 (2)	(restated)	(1)

Net revenue from external customers:

Electronic document delivery services	$3,093,450	$ 2,685,882
Government accounting products and services	3,779,211	3,328,387
Electronic forms	1,895,785	-
Corporate	-	-
Total net revenue from external customers	$8,768,446	$6,014,269

Operating income:

Electronic document delivery services	$750,390	$362,344
Government accounting products and services	(936)	475,538
Electronic forms	409,593	-
Corporate	(1,033,061)	(636,072)
Total operating income	$125,186	$201,810

Depreciation and amortization:

Electronic document delivery services	$37,431	$156,710
Government accounting products and services	148,746	77,617
Electronic forms	106,890	-
Corporate	-	-
Total depreciation and amortization	$293,067	$234,327

Interest expense, net:

Electronic document delivery services	$566	$424,886
Government accounting products and services	1,120,703	241,737
Electronic forms	6,499,070	-
Corporate	454,150	59,364
Total interest expense, net	$8,074,489	$725,987

Net income (loss):

Electronic document delivery services	$778,923	$(284,678)
Government accounting products and services	(1,161,493)	232,201
Electronic forms	(6,076,850)	-
Corporate	(1,685,508)	(715,436)
Total net loss	$(8,144,928)	$(767,913)

Identifiable assets:

Electronic document delivery services	$681,507
Government accounting products and services	3,504,089
Electronic forms	4,325,066
Corporate	213,585
Total identifiable assets	$8,724,247

Capital expenditures:

Electronic document delivery services	$13,575	$56,615
Government accounting products and services	9,584	34,095
Electronic forms	32,981	-
Corporate	-	-
Total capital expenditures	$56,140	$90,710

(1) Restated 2004 period results and balances for the Government accounting products and services segment are are reported as of and for the period from February 17, 2004 (date of acquisition of TBS) through December 31, 2004.

(2) 2005 period results and balances for the Electronic forms segment are reported as of and for the period from April 1, 2005 (effective date of acquisition of Resolutions) through December 31, 2005.

13.            Restatement of Previously Issued Financial Statements

During the year ended December 31, 2005, the Company determined that the manner in which it accounted for the variable conversion rate and an embedded put option of certain of its convertible notes payable (see Note 6) was not in accordance with SFAS No. 133.  The Company determined that the variable conversion feature was an embedded derivative instrument and that the conversion option was an embedded put option pursuant to SFAS No. 133. The accounting treatment of derivative financial instruments required that the Company record the derivatives and related warrants at their fair values as of the inception date of the note agreements and at fair value as of each subsequent balance sheet date.  In addition, under the provisions of EITF No. 00-19, as a result of entering into the convertible note agreements, the Company was required to classify all other non-employee warrants as derivative liabilities and record them at their fair values at each balance sheet date.  Any change in fair value was recorded as non-operating, non-cash income or expense at each balance sheet date.  If the fair value of the derivatives was higher at the subsequent balance sheet date, the Company recorded a non-operating, non-cash charge.  If the fair value of the derivatives was lower at the subsequent balance sheet date, the Company recorded non-operating, non-cash income.  Accordingly, in connection with the restatement adjustments, the Company has appropriately reflected the non-operating, non-cash income or expense resulting from the changes in fair value. The Company had previously not recorded the embedded derivative instruments as a liability and did not record the related changes in fair value.

During the year ended December 31, 2005, the Company also determined that certain transactions involving the issuance of its common stock and warrants to employees in connection with the acquisitions of TBS and Resolutions were not recorded in accordance with SFAS 141. During 2004, the Company acquired TBS and issued 132,000 shares of its common stock valued at $13,200 and paid $62,800 in cash to an employee and recorded such as additional purchase price. In connection with the restatement adjustments, the Company has reflected the value of the amounts paid as compensation expense.  In addition, during 2005 the Company issued 142,606 shares of its common stock valued at $21,497, 550,000 warrants valued at $105,000 and $22,120 in cash in connection with acquisitions to employees and recorded such as additional purchase price. In connection with the restatement adjustments, the Company has reflected the value of the common stock and cash as compensation expense and will not record any expense related to the warrants as the Company accounts for its employee stock-based compensation under APB No. 25.

13.            Restatement of Previously Issued Financial Statements, continued

The following tables present a summary of the effects of the restatement adjustments on the Company's consolidated balance sheet at December 31, 2004 and the statements of operations and cash flows for the year ended December 31, 2004:

Consolidated balance sheet at December 31, 2004:

	As previously reported	Adjustments		As Restated

Goodwill	$ 2,127,306	(76,000)		$ 2,051,306

Warrant liability	$ -	(1,030,402)		$ (1,030,402)

Stockholders' equity (deficit)	$ 2,116,554)	62,465 323,810 153,810 376,700	(1) (2) (3) (4)	$ (3,033,339)

Consolidated statement of operations for the year ended December 31, 2004:

	As previously
	reported	Adjustments		As restated
	---------------	--------------		--------------
General and administrative	$1,990,744	$76,000	(4c)	$2,066,744

Change in fair value of
derivative liability	-	(241,336)	(4b)	(241,336)

Interest expense	(666,623)	(59,364)	(4a)	(725,987)

Net loss	(391,213)	(376,700)	(4c)	(767,913)

Loss per common share -
basic and diluted	$(0.01)	$(0.01)		$(0.02)

Consolidated statement of cash flows for the year ended December 31, 2004:

	As previously
	reported	Adjustments	As restated
	------------	-------------	--------------

Net cash provided by operating activities	$171,572	$(135,364)	$36,208

13.            Restatement of Previously Issued Financial Statements, continued.

(1) To record the reclassification of the derivative liability from additional paid-in capital to liability.

(2) To record the reclassification of the fair value of warrants issued with convertible notes from additional paid-in capital to derivative liability.

(3) To record the reclassification of the embedded put option from additional paid-in capital to derivative liability.

(4) To record the following additional expenses:

         4a)     Record additional amortization of debt discount related to recording the fair value of the warrants, as prescribed under EITF 00-19 of $59,364

         4b)     To record the expense related to the change in fair value of the derivative instruments of $241,336.

         4c)     To record the reclassification of $76,000 paid to an employee in connection with the acquisition of TBS which was allocated to the purchase price to compensation expense.